Exhibit 99.1

News Release

Contact:

Michael S. Olsen

Executive Vice President,

Chief Financial Officer and Treasurer

+1 414-319-8507

JOY GLOBAL INC. ANNOUNCES PRICING

OF $500 MILLION OF SENIOR NOTES

Milwaukee, WI — October 6, 2011 — Joy Global Inc. (“Joy Global”) (NASDAQ: JOYG) announced today that it has priced an offering of $500 million aggregate principal amount of its 5.125% Senior Notes due October 15, 2021 (the “Notes”). The Notes will be senior unsecured obligations of Joy Global and will be guaranteed by certain of Joy Global’s material domestic subsidiaries. The Notes will be sold at an issue price of 99.151% of the principal amount. Joy Global expects the offering to close on October 12, 2011, subject to customary closing conditions.

We intend to use the net proceeds from the offering to fund in part our previously-announced acquisition of 41.1% of the outstanding shares of common stock of International Mining Machinery Holdings Limited (the “41.1% Acquisition”) and, if the 41.1% Acquisition is completed, a tender offer to acquire up to 100% of the remaining shares, with any remaining proceeds used for general corporate purposes. The 41.1% Acquisition is subject to approval from the Anti-monopoly Bureau of the Ministry of Commerce of The People’s Republic of China and other customary closing conditions.

Goldman, Sachs & Co., J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated acted as joint book-running managers for the offering.

A shelf registration statement was filed with the U.S. Securities and Exchange Commission and became automatically effective upon filing on October 6, 2011. The offering of the Notes may be made only by means of the related prospectus supplement and the accompanying base prospectus, copies of which may be obtained by calling Goldman, Sachs & Co. toll-free at 1-866-471-2526, J.P. Morgan Securities LLC collect at (212) 834-4533, or Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322.

This release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

100 E Wisconsin Ave Suite 2780 Milwaukee WI 53202 ¿ PO Box 554 Milwaukee WI 53201-0554 ¿ 414/319/8501

Joy Global, Inc.

About Joy Global

Joy Global Inc. is a worldwide leader in manufacturing, servicing and distributing equipment for surface mining through P&H Mining Equipment and underground mining through Joy Mining Machinery.

Forward-Looking Statements

Certain statements in this press release, other than purely historical information, including our business plans, projections, objectives and intentions, including our pending acquisition of International Mining Machinery Holdings Limited, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are indicated by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “indicate,” “intend,” “may be,” “objective,” “plan,” “potential,” “predict,” “should,” “will,” “will be,” and the like are intended to identify forward-looking statements. The forward-looking statements in this press release are based on our current expectations and assumptions and are subject to risks and uncertainties that may cause actual results to differ materially from any forward-looking statement. We undertake no obligation to update forward-looking statements to reflect new information. We cannot assure you the projected results or events will be achieved. Because forward-looking statements involve risks and uncertainties, they are subject to change at any time. Such risks and uncertainties, many of which are beyond our control, include the risks discussed in the prospectus supplement relating to the offering described above, and in other filings that we make with the SEC.

JOYG-G